Exhibit 10.25
[**] indicates that information had been redacted and filed separately pursuant to a confidential treatment request filed with the Securities and Exchange Commission
MASTER SUPPLY AND ALLIANCE AGREEMENT
BETWEEN
BEL FUSE INC.
AND
AMBIENT CORPORATION

CONTENTS

1. DEFINITIONS	1
2. SCOPE OF AGREEMENT	2
3. FORECAST AND ORDER PROCEDURE	3
4. MATERIALS	3
5. DELIVERY AND RISK	4
6. ACCEPTANCE OF PRODUCTS	4
7. RESCHEDULING OF DELIVERIES	5
8. CANCELLATION	5
9. PRICES	6
10. [**]	6
11. TITLE	7
12. INTELLECTUAL PROPERTY	7
13. QUALITY ASSURANCE	8
14. CHANGE CONTROL	8
15. OBSOLETE AND/OR SURPLUS MATERIAL	8
16. BEL WARRANTY	9
17. CUSTOMER WARRANTY	11
18. INDEMNIFICATION	11
19. CUSTOMER PROPERTY	12
20. CONFIDENTIALITY	13
21. EXCLUSIONS AND LIMITATION OF LIABILITY	13
22. TERM AND TERMINATION	14
23. GENERAL	14

THIS MASTER SUPPLY AND ALLIANCE AGREEMENT (this “Agreement”) is made effective the 17th day of February, 2009 (the “Effective Date”)
BETWEEN
Bel Fuse Inc. (“Bel”), a New Jersey corporation with an office at 206 Van Vorst Street, Jersey City, NJ 07302 USA
AND
Ambient Corporation (the “Customer”), a Delaware corporation with an office at 79 Chapel Street, Newton, MA 02458.
WHEREAS
     The Customer is a utility communications solutions provider that develops and markets Smart Grid communications technologies and services which are designed to facilitate a comprehensive (end-to-end solution) for high speed transmission and reception of Internet Protocol data traffic for utility applications.
     Bel produces high quality electronic components for the global market and is engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission and consumer electronics.
     The Customer and Bel entered into a Mutual Confidentiality and Non-Disclosure Agreement dated as of May 7, 2008 (the “NDA”).
     Bel and the Customer desire to enter into a master supply and alliance relationship to support the Customer’s 2009 business initiatives for its Smart Grid deployments, with Bel willing to partially fund the 2009 initiative through payments from the Customer on [**] day payment terms.
     Bel is to initially act as a contract manufacturer for the Customer’s products, including its X3000 node.
     Bel and the Customer intend to expand their relationship with the express purpose of reducing the manufacturing cost of the Customer’s products.
     NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties hereto agree as follows:
1.	DEFINITONS
     The following words and expressions shall have the following meanings:
1.1	“Affiliate” means, with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by or is under common control with that party.

1.2	“Customer Information” shall mean the specification for the relevant Product and all drawings, documentation, data, software, information and know-how provided by the Customer to Bel.
1.3	“Customer Tooling” shall mean the tooling, fixtures, appurtenances, test hardware and software and any other items to be provided by the Customer to Bel or procured or produced by Bel and paid for by the Customer.
1.4	“Intellectual Property” shall mean any and all of a person’s trademarks, service marks, tradenames, patents, applications for patents, divisional or continuation, in whole or in part, patent applications, issued and unexpired reissues, reexaminations, renewals or extensions of any of the foregoing, copyrights, mask works, trade secrets and other intellectual property rights recognized by any jurisdiction.
1.5	“Materials” shall mean any components and other materials comprising or comprised in Products.
1.6	“Order” shall mean any order for Products and/or Services placed by the Customer in accordance with the terms of this Agreement, which shall be in the form of Exhibit A attached hereto.
1.7	“Prices” shall mean the prices for the Products and/or Services and/or non recurring expenditure (including without limitation, tooling and fixtures and other agreed items) agreed between the parties from time to time. The initial Prices are set forth on Exhibit B attached hereto.
1.8	“Products” shall mean the items supplied by Bel to the Customer pursuant to the terms of this Agreement and the relevant Order(s).

1.9	“RMA” shall mean returns material authorization to be provided by Bel to the Customer.
1.10	“Services” shall mean the services provided by Bel to the Customer under this Agreement. The initial Services are set forth on Exhibit B attached hereto.
2.	SCOPE OF AGREEMENT
2.1	This Agreement will apply to all Orders for Products and Services placed by the Customer under this Agreement.
2.2	Bel will manufacture and deliver Products and supply Services pursuant to this Agreement, subject to the Customer first having provided Bel with the specification for the Product, together with any Customer Tooling, Customer Information and all necessary drawings, documentation, data, software, and other information of the Customer.
2.3	The Customer will pay the Prices for accepted Products and Services delivered pursuant to this Agreement.

3.	FORECAST AND ORDER PROCEDURE
3.1 Each month, the Customer will provide Bel with:
(a)	a forecast (the “Forecast”) of its intended purchases of Products for that month and the following nine to twelve months. The Customer will use its best efforts to ensure that the Forecast is accurate, but the Forecast will not constitute an Order;

(b)	Order(s) for Products for that month and the following two months to maintain a minimum of three months of required Product Orders at all times.
3.2	Bel will acknowledge Orders as soon as reasonably practicable but in not more than [**] days after receipt of an Order. The parties agree that Bel is expected to accept Orders that comply with the terms of this Agreement and may not reject conforming Orders, except that Bel may reject Orders after [**].
3.3	Bel will use its best efforts to accept unplanned Orders subject to the Customer’s agreement to pay any related premium costs and charges incurred by Bel. Such costs and charges must be negotiated and agreed in writing with the Customer before being incurred and accepted by the Customer.
3.4	Orders will be in the form of Exhibit A and will include the description and Price per unit of Product, the quantities ordered, Product revision details, committed delivery dates and such other information as the parties may agree in writing from time to time. Orders shall be delivered to Bel by email and facsimile. The parties agree that only an Order in the form of Exhibit A shall be valid and that an order in other form or containing any terms and conditions set forth thereon that are not contained in this Agreement or the form of the Order set forth in Exhibit A shall have no force or effect.
4.	MATERIALS
4.1	The Customer hereby authorizes Bel, and Bel shall be entitled, to order Materials as necessary to support Orders including without limitation, additional Materials as are reasonably required to take into account supplier minimum requirements and economic order quantities. For avoidance of doubt, Bel shall not order Materials based on Forecasts.
4.2	Without limiting Article 4.1 above, where lead times for Materials are at any time longer than the period covered by Orders set out in Article 3.1(b) above, Bel shall notify the Customer in writing and shall only be authorized to order such Materials if agreed in advance in writing by the Customer.
4.3	Where the Customer so directs, Bel will procure Materials from the Customer’s approved vendor list or preferred supply chain partners listed on Exhibit C attached hereto. To change such vendors or suppliers, Bel must obtain the Customer’s prior written consent, which will not be unreasonably withheld.
4.4	Bel agrees to take initial delivery of Customer inventory related to programs transferring to Bel and ongoing delivery of third party products used in support of the Customer’s programs owned by any of the Customer’s customers. Bel will be responsible to maintain all such

Customer inventory and third party products in Bel’s possession and shall bear the risk of loss and shrinkage related thereto while such inventory and products are in Bel’s possession. Notwithstanding the foregoing, Bel will only purchase from the Customer and carry on Bel’s books such Customer inventory equivalent to Orders received from the Customer. Bel agrees to use its commercially best efforts to consume the Customer inventory from programs transferring to Bel first before ordering Materials from others. Bel agrees to consume the Customer inventory of Customer’s customer-required third party products first before ordering Materials from others. Bel and the Customer jointly agree to [**]. The Customer agrees to transfer Material[**].
4.5	Bel agrees to report to the Customer within one week after fiscal month-end on-hand and on-order Materials by Customer program (including the Customer inventory and third party products described in Section 4.4 which will be separately identified from other Materials), including part number, lead time, quantity and value.
5.	DELIVERY AND RISK
5.1	Except as agreed otherwise, all Products sold to the Customer are delivered EXW Bel factory. Packing costs included in price.
5.2	The Customer will arrange transportation and specify carrier and transportation instructions. If the Customer has not done so, Bel shall arrange for transportation on the Customer’s behalf at the Customer’s cost.
5.3	Bel will use its best efforts to meet agreed delivery dates.
5.4	Risk of loss and damage will pass from Bel to the Customer upon delivery by Bel pursuant to Article 5.1 above.
5.5	All Products will be packed by Bel in secure packaging as directed or approved by the Customer.
5.6	Bel is responsible for obtaining:
(a)	any necessary export licenses relating to Products and Services; and

(b)	any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations in any jurisdiction from which Products are shipped.
6.	ACCEPTANCE OF PRODUCTS
6.1	The Customer may reject Products which (a) have been damaged prior to delivery by Bel or (b) do not meet the relevant specification provided by the Customer (“Rejected Products”).
6.2	The Customer will notify Bel in writing of Rejected Products within sixty (60) calendar days of original delivery and will return Rejected Products at its risk to Bel within a further thirty (30) calendar days. The Customer requires an RMA from Bel prior to returning any Product.

6.3	Bel will then at its election either repair, replace or credit the Customer in respect of Rejected Products. The cost associated with any such repair, replacement or credit will be the responsibility of Bel. In the case of replacement or credit, title to the Rejected Product shall pass to Bel on delivery to Bel on a not-for-resale basis.
6.4	In the absence of earlier notification of rejection, the Customer will be deemed to have accepted Products sixty (60) calendar days after delivery.
7.	RESCHEDULING OF DELIVERIES
7.1	The Customer may reschedule deliveries in advance of agreed delivery dates as follows:

Number of days of notice Customer gives prior to original delivery date	Customer may increase or decrease the units of Products to be delivered by up to:

0-30	[**]%
31-60	[**]%
61+	[**]%
Article 15 shall govern any Materials held by Bel to complete Orders that are not, as a result of rescheduling permitted by this Section 7.1, expected to be consumed in 16 weeks following the date of the Customer’s notice of rescheduling.

7.2	Notwithstanding the provisions of 7.1 above, upon the Customer’s request, Bel will use its best efforts to accelerate delivery dates subject to the Customer agreeing in writing to meet any increased costs as a result of such acceleration.
8.	CANCELLATION
8.1	If the Customer cancels any Order, or part thereof, provided that Material has been procured and managed in accordance with Article 4 of this Agreement, the Customer will pay to Bel:
(a)	the full Product Price for finished Products;

(b)	all costs of obsolete and/or surplus Materials, including WIP, and related handling charges determined in accordance with Article 15 of this Agreement together with all amounts due pursuant to Article 4.1; and

(c)	[**]

[**]
8.2	Subject to the Customer’s rights under Article 6, if the Customer refuses or fails to accept any delivery made by Bel pursuant to any Order, such Order (or the relevant part thereof) may, at Bel’s option, be deemed to have been cancelled by the Customer.

9.	PRICES
9.1	Prices will be subject to review by the parties on a [**] basis (and at such other times as may be agreed) at a Price review meeting to be arranged by the authorized representative of the parties.
9.2	Changes to Prices, and the manner and timing of their implementations, will be agreed by the parties on a fair and reasonable basis at such review meeting.

9.3	In any event
(a) the Customer will be responsible for any increased costs of procuring Materials and will review with Bel on a [**] basis the opportunity for decreasing cost of procuring materials resulting in cost savings to the Ambient product(s). Said costs savings, if realized, will result in a sharing of benefits between the parties as mutually agreed; and

[**]
9.4	Taxes

The amount of any present sales, use, excise or other similar tax applicable to the Products not measured by the income of Bel shall be paid by the Customer or, in lieu thereof, the Customer shall deliver to Bel a tax exemption certificate acceptable to the taxing authority. Any taxes to be paid by the Customer shall be separately stated on Bel’s invoice.

9.5	Invoicing and Payment

Bel shall invoice the Customer for each shipment of Products on or after the date that the shipment is delivered to the Customer. Each invoice shall contain the following information: the Customer’s order number, the Customer’s part number, a description of the Products delivered, the revision level of the Products, quantities and unit prices. The total Purchase Price for each shipment shall be due and payable within [**] days of shipment, or as provided in Section 10 below.
10.	[**]
11.	TITLE
11.1 Title and interest to Products will pass to the Customer upon delivery.
11.2	Payment of Prices for Services does not confer any rights in or title to the subject matter of the Service which shall remain the absolute property of Bel.
12.	INTELLECTUAL PROPERTY
12.1	All existing Intellectual Property owned by or licensed to the Customer by other third parties will continue to be owned by the Customer and, accordingly, the Customer hereby grants Bel a non-exclusive, royalty-free license during the term of this Agreement to use such of it as may be necessary for Bel to perform its obligations under this Agreement. With respect to any Intellectual Property licensed to the Customer by other third parties, the Customer warrants that such license is in good standing and includes all necessary rights of sub-licensing. Notwithstanding the foregoing, nothing contained herein or in any Order shall be construed as transferring to Bel (whether directly or by implication, estoppel or otherwise) any ownership under any Intellectual Property of the Customer or any of its Affiliates, and Bel shall have no ownership rights in, and the Customer or its Affiliates, as the case may be, shall retain exclusive ownership of, all Intellectual Property of the Customer and its Affiliates.

12.2	All existing Intellectual Property owned by or licensed to Bel by third parties (other than the Customer hereunder) will continue to be owned by Bel. Nothing contained herein or in any Order shall be construed as transferring to the Customer (whether directly or by implication, estoppel or otherwise) any ownership under any Intellectual Property of Bel or any of its Affiliates, and the Customer shall have no ownership rights in, and Bel or its Affiliates, as the case may be, shall retain exclusive ownership of, all Intellectual Property of Bel and its Affiliates.
12.3	Any Intellectual Property derived from the Customer’s Intellectual Property arising in the course of Bel’s performance of the Agreement will be owned by the Customer. Any Intellectual Property derived from Bel’s Intellectual Property arising in the course of Bel’s performance of the Agreement will be owned by Bel. Bel will promptly assign to the Customer Bel’s entire right, title and interest in and to all such developments, improvements and inventions relating to the Customer’s Intellectual Property, and in and to all applications for patents therefor, and patents therefor, and patents issuing thereon, of the United States and of all foreign countries, and for this purpose Bel will, at the Customer’s expense, whenever requested to do so, execute any and all applications for patents, assignments or other papers, and do all other things deemed necessary or desirable by the Customer to carry out the intent of the foregoing.
12.4	The parties acknowledge that the NDA shall continue in force and effect and apply to this Agreement and the activities contemplated herein.
13.	QUALITY ASSURANCE
13.1	Bel will maintain quality assurance systems for the control of Material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices or as otherwise specified on Exhibit B. Bel agrees to meet reporting requirements such as process yields, failure description, and corrective action, as specified by the Customer.
13.2	Bel will perform its normal test procedures relating to Products and Services or those otherwise specified on Exhibit B.
13.3	Either party may during normal business hours and following reasonable notice and subject to the other party’s normal security requirements, review the other party’s facilities and quality control procedures as reasonably necessary for the first party to satisfy itself of the other party’s compliance with its obligations under this Agreement.

13.4	The parties will endeavor to meet quarterly to discuss and resolve any issues which may have arisen including those relating to quality, performance, engineering changes, obsolescence or surpluses.
14.	CHANGE CONTROL
14.1	Bel or the Customer may at any time propose changes to the relevant specification of the Products by a written engineering change notice (“ECN”).
14.2	The recipient of the ECN will use all reasonable efforts to provide a detailed response within [**] of receipt.
14.3	Bel will advise the Customer of the likely impact of an ECN (including but not limited to scheduling and Prices) on the provisions of any relevant Order.
14.4	Neither party will unreasonably withhold or delay agreement to an ECN, and the parties will endeavor to agree and implement at the earliest opportunity ECN’s relating to personal and product safety.
14.5	Any obsolete and/or surplus Materials resulting from an ECN will be dealt with in accordance with Article 15 below.
14.6	All costs of implementing ECN’s (including without limitation premium costs of Materials, Material handling charges, process and tooling charges, administrative charges, engineering charges, and evaluation and testing costs) will be the responsibility of the Customer, except for ECN’s initiated by Bel solely to improve its manufacturing processes.
15.	OBSOLETE AND/OR SURPLUS MATERIAL
15.1	When all Material is for any reason at any time rendered obsolete and/or surplus to Customer requirements and that Material was ordered by Bel against an Order pursuant to Article 4 above, Bel will:
(a)	provide to the Customer as soon as reasonably practicable following the date of the event causing the obsolescence/surplus (the “Obsolescence Date”) a notice of the potential cost of such obsolescence or surplus including relevant handling charges; and

(b)	for a period of [**] from the Obsolescence Date, use its best efforts to:

(i)	Cancel outstanding orders for such Materials; or

(ii)	Sell such Materials back to the original supplier or to a third party on such terms as Bel may determine at its discretion but not for less than [**]% of the cost of the Materials to Bel without the Customer’s prior written consent; or

(iii)	Use excess/uncancellable Materials for the manufacture of other Products.

15.2	After such [**] period:
(a)	Bel will deliver to the Customer a detailed report of all remaining obsolete and/or surplus Materials then held by Bel; and

(b)	Following review and agreement with the Customer, Bel shall be entitled to invoice the Customer for the full cost of all remaining obsolete and/or surplus Materials then held by Bel and, if the Customer has agreed in writing in advance to Bel’s resale of such Material at less than the percentage of cost specified in Section 15.1(b)(iii), any price variance incurred by Bel in connection with the resale of such Material and, if the Customer has agreed in writing in advance to such handling charges, Bel’s reasonable handling charges in respect of all obsolete and/or surplus materials originally made obsolete and/or surplus. Such invoice shall be paid by the Customer in US Dollars without set off or deduction within [**] days of the date of invoice.
16.	BEL WARRANTY

16.1	Bel warrants that it will without charge repair or replace, as Bel may elect, any Products which are defective as a result of a failure in Materials or Bel’s workmanship provided that:
(a)	The Customer notifies Bel in writing within [**] after discovery of the defect; and

(b)	Such defective Product has been returned prepaid to Bel’s designated repair location within [**] after original delivery by Bel or [**] after original delivery by Bel in cases where the Customer has a [**] warranty obligation with its customers (which applicable period shall not be extended by the repair or replacement of Product).
The Customer requires a return material authorization (RMA) from Bel prior to returning any Products. All returned Products shall include documentation describing the nature of the defect, how it was discovered and under what conditions it occurred. Bel shall replace or repair rejected Products within [**] of receipt of the rejected Product; provided that Bel shall have an additional [**] if it must manufacture the rejected Product to effect a replacement.

16.2	The Customer will pay for the return of Products to Bel’s designated premises. Bel will pay for the redelivery to the Customer’s premises in Massachusetts of all Products which are defective under Article 16.1 above. In respect of any Products which are found by Bel not to be so defective, the Customer will pay to Bel all redelivery costs. In the case of Product replacement, title to replaced Product will pass to Bel on delivery, on a not-for-resale basis; and title to replacement Product will pass to the Customer on delivery to the Customer.

16.3	The above warranties will not apply to
(a)	Products which that have been misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly or to any Products which have been subjected to any repair not authorized in writing in advance by Bel;

(b)	Any defect caused by the Customer or a third party or by an error or omission or design or default in any Customer Information or in any other drawings, documentation, data, software, information, know-how or Materials provided or specified by the Customer;

(c)	Prototypes and pre-production or pilot versions of Products which will be supplied “as is” without warranty of any kind; or

(d)	Products for which Bel has not performed the standard inspection and test procedure at the request of the Customer.
16.4	Manufacturing defects and Material failures are the responsibility of Bel. Any epidemic failures (representing [**]% of any given lot/shipment) identified as originating from the Bel manufacturing process or the Materials (except materials supplied directly by Ambient), or Bel’s handling or packaging, will require an exception-based, escalation response by Bel to include field site inspection test and/or rework, and/or highly accelerated Product replacement and shipment at no additional cost to the Customer.

16.5	THIS ARTICLE 16 SETS OUT BEL’S SOLE OBLIGATION AND LIABILITY, AND THE CUSTOMER’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY SERVICE AND REPLACES ALL OTHER WARRANTIES AND CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITIED TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE PROVIDED ALWAYS THAT BEL DOES NOT EXCLUDE OR LIMIT ITS LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE NOR LIABILITY FOR BREACH OF ANY TERM IMPLIED BY STATUTE TO THE EXTENT THAT SUCH LIABILITIES CANNOT BY LAW BE LIMITED OR EXCLUDED.

17.	CUSTOMER WARRANTY

17.1	The Customer warrants the Customer Information and the Customer Tooling and any other items or information supplied by the Customer are accurate and contain all items and information of the Customer necessary for Bel to manufacture and deliver the Products and Services pursuant to this Agreement.

17.2	Bel will notify the Customer of any manufacturing problems which it encounters and believes are related to the Product design of any Customer Information or Customer Tooling. The parties will jointly determine whether such manufacturing problems are attributable to the Product design or any Customer Information or Customer Tooling. Where such problems are so attributable, the Customer will be responsible for all costs incurred by Bel to correct such problems. Bel will not implement any changes to the Product design or any Customer Information or Customer Tooling without the Customer’s prior written approval. Where any such changes result in the delay of any scheduled delivery date for Product, Bel will have no liability for such delay, and Customer may not cancel any orders for Products affected thereby.

18.	INDEMNIFICATION

18.1	(a) If suit is brought against Bel alleging that its use of any Customer Intellectual Property in producing Product in accordance with the Customer’s specifications infringes any United States patent because of such use, the Customer shall, at its own expense, defend and control such suit and pay any award of damages against Bel, provided Bel notifies the Customer promptly of the filing of such suit and gives the Customer complete control of the same. The Customer shall not be liable in any respect except as aforesaid, including without limitation, for any claim of infringement settled by Bel without the Customer’s prior written consent.

(b) If suit is brought against the Customer alleging that Product infringes any United States patent other than by reason of use of any Customer Intellectual Property in producing Product in accordance with the Customer specifications, Bel shall, at its own expense, defend and control such suit and pay any award of damages against the Customer, provided the Customer notifies Bel promptly of the filing of such suit and gives Bel complete control of the same. Bel shall not be liable in any respect except as aforesaid, including without limitation, for any claim of infringement settled by the Customer without Bel’s prior written consent. If a final injunction shall be obtained against the Customer by reason of such infringement, or if in Bel’s opinion, upon advice of legal counsel, a Product is likely to become the subject of a claim of such infringement, Bel may, at its option and at its expense (i) procure for the Customer the right to continue using the Product; or, (ii) replace or modify the same so that it becomes non-infringing.

(c) Any and all settlements related to matters described in this Section 18.1 shall be subject to the prior written approval of Bel’s President or General Counsel with respect to Bel and the prior written approval of the Customer’s President with respect to the Customer.

(d) THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

18.2	(a) Bel will indemnify, save harmless and defend the Customer, its affiliates and customers from any and all claims, actions, losses, expenses, costs or damages (including, reasonable legal fees and expenses) (collectively, “Losses”) which the Customer, its affiliates and customers may suffer or incur as a result of (i) any negligent act or omission or willful misconduct of Bel, its employees, representatives, agents or subcontractors relating to this Agreement; or (ii) any breach of Bel’s representations, warranties or obligations under this Agreement.

(b) Bel will have no liability pursuant to Section 18.2(a) to the extent the Losses arise solely and directly due to (i) the use of goods by the Customer in a manner for which they were not designed (unless such use was agreed to in advance by Bel); or (ii) the negligence of the Customer, its employees, agents or subcontractors.

(c) Customer shall promptly notify Bel of any claim for which the Customer believes it is entitled to indemnification (provided that the Customer’s failure to provide such notice will relieve Bel of its indemnification obligations only if and to the extent that such failure actually prejudices Bel’s ability to defend the claim.) Bel will defend the Customer against any proceeding or claim described and keep the Customer apprised of all major developments. The Customer may participate in any such proceedings, at its expense. The Customer will permit Bel to control, in a manner not adverse to Customer, the defense of any such claim; provided that any and all settlements or consents to judgment related to matters described in this Section 18.2 shall be subject to the prior written approval of Bel’s President or General Counsel with respect to Bel and the prior written approval of the Customer’s President with respect to the Customer.
19.	CUSTOMER PROPERTY

19.1	All Customer Information and Customer Tooling may be used by Bel during the term of this Agreement as required by Bel for the purposes of this Agreement.

19.2	All Customer information and all Customer Tooling will remain the Customer’s property and will be treated by Bel with the same care as it treats its own property of a similar nature.

19.3	The costs of maintenance, calibration and repair of Customer Tooling shall at all times be the responsibility of the Customer.

20.	CONFIDENTIALITY

20.1	Nothing in this Agreement gives either party a right to use the other party’s name, trade mark(s), or trade name(s) or to refer to, or disclose, the existence of this Agreement or any Order or any terms and conditions of this Agreement or any Order, whether directly or indirectly in connection with any marketing or other activities without the other party’s prior written consent. Notwithstanding the foregoing, Bel acknowledges that upon execution of this Agreement, the Customer will issue a press release. Additionally the Customer shall be required to file a Report on Form 8-K upon the execution of this Agreement and a copy of this Agreement as an exhibit no later than its next periodic report, and, in connection with such issuance and filings, shall be permitted to use Bel’s name and to file a copy of this Agreement. The Customer shall seek confidential treatment with respect to the portions of this Agreement containing trade secrets.

21.	EXCLUSIONS AND LIMITATION OF LIABILITY

21.1	Bel does not exclude or limit its liability for death or personal injury resulting from its negligence nor liability for breach of any term implied by statute to the extent that such liabilities cannot by law be limited or excluded.

21.2	Subject only to Article 18 and Article 21.1 above, under no circumstances will a party have any liability in respect of this Agreement, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events, for any of the following:
     (a) any liability in excess of:
(i)	in case of damage to loss of tangible property, the value of such property; and

(ii)	in any event, and in respect of any other liability, the total of [**] (whichever is greater).
(b) any liability for any incidental, indirect or consequential damages or loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss whether or not Bel was informed or was aware of the possibility of such loss.
21.3	Neither party may bring an action under this Agreement more than two (2) years after the cause of action arose; provided such limitation shall not apply to third party claims brought against a party for which it is entitled to indemnification under this Agreement.

21.4	Bel shall have no liability to the Customer for any failure to perform any obligation under this Agreement or any Order due to the act or omission of the Customer or any supplier designated by the Customer.

22.	TERM AND TERMINATION

22.1	This Agreement is effective from the Effective Date and continues until terminated in accordance with this Article 22.

22.2	Either party may terminate any Order and/or this Agreement after [**] years from the Effective Date or the Customer’s purchase of a minimum of a cumulative [**] units of Products, whichever first occurs, by giving to the other party six months prior written notice at any time. In the event of termination pursuant to this Article 22.2:
(a)	termination of any Order or this Agreement will not prejudice accrued rights and liabilities (including payment of Prices for Product delivered) of either party; and

(b)	on the termination or other discharge of this Agreement Bel will deliver to the Customer at the Customer’s expense and risk all Customer information and Customer Tooling on an as is basis.
22.3	Either party may terminate any Order and/or this Agreement:
(a)	if the other party commits a material breach of any Order or this Agreement and fails to remedy the breach within thirty (30) days of written notice requiring it to do so; or

(b)	immediately if the other party fails to pay its debts generally as they become due, makes an assignment for the benefit of creditors, seeks relief under any bankruptcy, insolvency or similar law, is involved in any involuntary proceeding under such laws, or if a receiver, manager, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party.
In any such case, on termination, the terminating party shall have no further obligations to the other party except to make payment of Prices for Product delivered prior to the date of termination, less any amount owing to the terminating party.

22.4	The terms of Article 8 will apply to any Orders cancelled as a result of termination pursuant to this Article 22, and the terms of Article 15 will apply to any Material rendered obsolete or surplus by such cancellation. In addition, Articles 18 and 21 shall survive termination of this Agreement or any Order.

23.	GENERAL

23.1	Resale, import and export. The Customer will comply with all applicable laws and regulations and will obtain all necessary licenses and consents for the resale, import or export of Products (except as provided in 5.6 above) under the laws and regulations of any relevant jurisdiction.

23.2	Effective terms and precedence.
(a)	This Agreement, together will all Orders, constitutes the entire agreement between the parties in respect of the subject matter hereof and supersedes and excludes all other representations, promises, whether oral or written.

(b)	Any standard terms and conditions set out in any order form other than the Order form attached as Exhibit A hereto will be without effect.

(c)	Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

(d)	If there is any conflict or inconsistency between the terms of any Order and the terms of this Agreement, then the terms of this Agreement will prevail over the Order. Furthermore, to the extent there is any conflict or inconsistency between the terms set forth on Exhibit B hereto and any other provisions of this Agreement, the terms set forth on Exhibit B shall prevail.
23.3	Severability. If any provision or any part thereof contained in this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision or part thereof had not been contained therein.

23.4	Variations. No purported variation or amendment of this Agreement will be valid unless made or confirmed in writing by a duly authorized representative of each party.

23.5	Waiver. The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition or provision except as provided in writing, nor a waiver of any subsequent breach of the same term, condition or provision.

23.6	Force majeure. Neither party will be liable for any delay in performing or for failing to perform obligations (other than payment obligations) resulting from acts of God, catastrophic weather, fire, explosions, floods, strike, work stoppages, slow-downs or other industrial disputes, accidents, riots or civil disturbances, act of government, delays by suppliers or Material shortages or from any cause whatsoever beyond its reasonable control.

23.7	Assignment.
(a)	Neither party may assign this Agreement or any Order or any part thereof without the written consent of the other except that Bel may assign this Agreement and/or any Order or any parts(s) of this Agreement to any of its Affiliates or to any person who acquires the whole or any part of Bel’s business.

(b)	The expressions “Bel” and the “Customer” include their respective successors and permitted assigns where the context admits.
23.8	Relationship of the parties. The relationship of Bel and the Customer as established under this Agreement will be and at all times remain one of independent contractors, and neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

23.9	Headings. The headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement nor are they to be referred to in its interpretation.

23.10	Counterparts. This Agreement may be executed in one or more counterparts (including those delivered by facsimile or other electronic means), each of which shall be considered an original, but all of which taken together shall constitute one and the same agreement.
[Signature page follows.]

THIS MASTER SUPPLY AND ALLIANCE AGREEMENT IS EXECUTED BY THE DULY AUTHORIZED REPRESENTATIVES OF THE PARTIES AS OF THE DATE FIRST SET FORTH ABOVE:

“CUSTOMER” AMBIENT CORPORATION
By:	/s/ John J. Joyce
	Name:	John J. Joyce
	Title:	President

“BEL” BEL FUSE INC.
By:	/s/ Colin W. Dunn
	Name:	Colin W. Dunn
	Title:	Vice President Finance

EXHIBIT A

FORM OF PURCHASE ORDER

Ambient Corporation		PURCHASE ORDER
79 Chapel Street	[Ambient logo]	2703481
Newton, MA 02458
P: 617-614-6718	AMBIENT®	ORDER DATE	VEND NO.
F: 617-332-0024	communications for a new world	02/10/09	BEL001

BEL FUSE	Ship to: Ambient Corporation
206 Van Vorst Street	79 Chapel Street
Jersey City, NJ 07302	Newton, MA 02458

Contact: [**]
Phone: [**]

DUE DATE	REQUESTED BY					TERMS
02/10/09	-No Sales Employee-		SHIP VIA		F.O.B.	[**]

# ITEM NO.	VENDOR ITEM NO.	UOM	DEL. DATE	QTY ORDER	UNIT PRICE	EXTENSION

REMARKS					TOTAL	0.00

EXHIBIT B
PRICES, PRODUCTS AND SERVICES
Manufacturing Services
•	Printed circuit board (PCB) assembly and test

•	Systems final assembly and test

•	Materials procurement and management

•	Fulfillment services (direct customer shipment)

•	Turnkey based prototyping and new product introductions (NPI)

•	To be expanded to include full repair depot operations
Metrics:
•	On time delivery
•	Committed orders at [**]% On-Time within +/- 2 days

•	Expedited orders with Best Efforts at [**]% to committed delivery
•	Quality as measured by actual customer results — manufacturing defects ONLY
•	Out-of-box failures @ <[**]%

•	90 day warranty failure/return rate @ <[**]%

•	12 month warranty failure/return rate @ <[**]%
•	Commitment to agility & responsiveness in support of the Customer business and its customers’ needs
•	Best efforts including use of overtime in response to the Customer’s customers’ requests

•	All efforts basis to recover missed schedules at BEL expense
•	Timely implementation of ECN/ECO changes based on impact on the Customer
•	Response, analysis and implementation aligned to the Customer’s urgency
•	Cost
•	Product cost performance in achieving both material & labor savings

•	All cost not in standard (CNIS) within reasonable expectations
Service Elements
•	Orders and Forecast
•	The Customer will use best efforts
•	To provide 12 month rolling forecast of production requirements

•	To provide Orders of requirements within [**] day delivery expectation
•	BEL will only execute materials procurement aligned to the Customer Orders

•	BEL agrees to build products aligned to the Customer delivery expectations — no build ahead without advanced notice to and review and acceptance by the Customer

•	Order scheduling and rescheduling as outlined within the Agreement
•	Materials and Supply-Chain Management

•	Procurement following the Customer defined AVL or supply-chain partners — must ensure local, U.S. support to the Customer development initiatives

•	Order policies managed to ABC levels to minimize the Customer’s exposure and risk

•	Extend global procurement capabilities to achieve “best-in-class” service & pricing
•	NPI
•	Collaboratively support quick turn [**] — [**] cycles along with system level build and testing

•	The Customer to provide direct support of unique materials in conjunction with BEL efforts

•	BEL to directly support evolving test requirements including [**]

•	BEL will provide collaborative support with early NPI participation to achieve [**]
•	Manufacturing and Test Engineering
•	The Customer and BEL agree to develop cost effective solutions to achieve volume, quality and cost targets

•	The Customer intends to leverage BEL test engineering services in optimizing test for volume production
•	ICT

•	Functional testing — both PCB’s and systems

•	Thermal and power cycling of both PCB’s and systems

•	Fixture design and implementation
•	Quality
•	[**]

•	Provide weekly, monthly & quarterly reporting of [**]

•	Provide [**] support to correct any epidemic failures (those exceeding [**]% of lots shipped) involving manufacturing or Materials used in the Products

•	BEL will implement formal corrective actions to address major quality deficiencies and commit to active, continuous improvement program

•	Ensure materials used in the production of the Products conform to the Customer and OEM provided specifications
•	Cost and Pricing
•	BEL will manage all materials and labor to agreed upon standard cost

•	All purchase price variance (PPV) and premium labor cost requires notification to and review and acceptance by the Customer in advance

•	All CNIS, PPV, excess and obsolete materials, exception based cost and non-recurring expenses require notification to and review and acceptance by the Customer in advance
•	Transactional Elements
•	All shipments to include either the Customer provided packing list or BEL packing list with the Customer nomenclature and include Product serial and reference numbers

•	Shipments must include packing list, commercial invoice and all export documentation

•	All shipping documents to be physically attached to the shipment with electronic copies provided directly to the Customer in a timely manner
•	Repair Center Operations
•	Will require [**], full service repair and upgrade depot capabilities

•	Details to be addressed as a future initiative

2

Project and Program Management
•	Each party will assign a project manager and identify a project team representing key manufacturing functions, including planning and materials, manufacturing and test engineering and quality management
•	Program management approach aligned toward:
•	Weekly project level meetings — action and results focused across all disciplines

•	Monthly program level performance checks — issue resolution

•	Formalized quarterly business reviews addressing all metrics and program status
•	Quarterly pricing and cost reviews addressing commodity management — process opportunities and markups aligned to business volumes
Pricing:
•	Agree initially that pricing will be [**], with baseline pricing established at [**]

•	Will collaborate to achieve on-going cost/pricing reductions aligned to volume

3

EXHIBIT C
APPROVED VENDORS AND PREFERRED SUPPLY CHAIN PARTNERS
AMBIENT APPROVED VENDORS:
Approved Vendors are contained within Ambient’s data and documentation control system, Agile, and incorporated with full revisions and release control. As a strategic partner, Ambient has extended BEL direct electronic access for all [**].
PREFERRED SUPPLY-CHAIN PARTNERS:
Ambient requires, as part of this Agreement, local, US, access and support from technology companies and has identified [**] as a preferred distributor partner. [**] should be considered for all franchised components given overall market competitiveness with cost, quality and availability.
Ambient may, as mutually appropriate, identify additional supply-chain partners and will work with BEL in integrating them within the program.